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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Registration Nos. 333-88649, 333-58093, 333-50161, 333-50171,
333-26905, 333-26903, 333-04895, 333-04903, 333-03010, 33-48231, and 333-76586)
and in the Registration Statements on Forms S-3 (Registration Nos. 333-54090 and 333-98355) of America Service Group Inc. of our report dated February 17, 2004 (except with respect to Note 25, as to which the date is August 9, 2004), with respect to the consolidated financial statements and schedule of America Service Group Inc. as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, included in this Current Report on Form 8-K.

                                            /s/ Ernst & Young LLP


Nashville, Tennessee
September 23, 2004